UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2026

Quantum Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-13449	94-2665054
(State or other jurisdiction of incorporation or organization)		(Commission File No.)	(I.R.S. Employer Identification No.)

10770 E. Briarwood Avenue
Centennial,	CO		80112
(Address of Principal Executive Offices)			(Zip Code)

(408)	944-4000
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	QMCO	Nasdaq Global Market

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2026, Quantum Corporation (the “Company”) notified Laura A. Nash that it had determined to transition her from her role as the Company’s Chief Accounting Officer and Principal Accounting Officer effective September 1, 2026. Ms. Nash will continue to serve in her current role until September 1, 2026, and is expected to remain with the Company as a full-time employee in a transition role until December 31, 2026, at which time Ms. Nash’s employment with the Company is expected to terminate. There are no disagreements between the Company and Ms. Nash and no disruption to current operations is expected as a result of this transition.

The Company will continue to pay Ms. Nash’s current base salary, and she will continue to vest in her outstanding equity awards through her transition period. In consideration of Ms. Nash’s agreement to serve in an extended transition role, the Company agreed to accelerate the vesting of approximately 2,900 restricted stock units currently held by Ms. Nash, subject to Ms. Nash continuing to serve until December 31, 2026 and the execution by Ms. Nash of a standard release of claims. In addition, subject to the execution of the standard release of claims and in accordance with the terms of her current employment agreement, the Company will pay Ms. Nash six months of her base salary and six months of COBRA expenses.

The Company anticipates announcing a new Principal Accounting Officer on or around September 1, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quantum Corporation
(Registrant)

August 14, 2026	/s/ William H. White
(Date)	William H. White
Chief Financial Officer